Exhibit 10.4
EMPLOYMENT AGREEMENT
     This Employment Agreement (this “Agreement”) is entered into as of March 30, 2009 (the “Effective Date”), by and between Weatherford International Ltd., a corporation incorporated under the laws of Switzerland (the “Company”), and William B. Jacobson (the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Board has previously determined that it is in the best interests of the Company and its shareholders to retain the Executive and to induce the employment of the Executive for the long-term benefit of the Company;
     WHEREAS, the Company desires to employ the Executive on the terms set forth below to provide services to the Company and its affiliated companies, and the Executive is willing to accept such employment and provide such services on the terms set forth in this Agreement; and
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the parties hereto do hereby agree as follows:
1. Certain Definitions.
     (a) “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
     (b) “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act
     (c) “Board” shall mean the Board of Directors of the Company.
     (d) “Cause” shall mean:
          (i) the willful and continued failure of the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness or anticipated failure after the issuance of a Notice of Termination for Good Reason by the Executive pursuant to Section 4(c)), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Executive has not substantially performed the Executive’s duties,
          (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or
          (iii) the Executive’s refusal to resign from the Company on the first anniversary of the Effective Date following the Board’s good faith written determination (provided to the Executive no later than thirty (30) days before such anniversary) that Executive is unable to devote sufficient time to the Company due to his remaining a partner of Fulbright & Jaworski L.L.P. (“Fulbright”).
     No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or of a more senior officer of the Company or based upon the advice of counsel for the

Company (which may be the General Counsel or other counsel employed by the Company or its subsidiaries) shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive, and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, or that subparagraph (iii) applies, and specifying the particulars thereof in detail.
     (e) “Change of Control” shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:
          (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of twenty percent (20%) or more of either (A) the then outstanding common shares of the Company (the “Outstanding Company Common Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding any Person who becomes such a Beneficial Owner in connection with a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below;
          (ii) individuals, who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds (2/3) of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds (2/3) of the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
          (iii) the consummation of a reorganization, merger, amalgamation, consolidation, scheme of arrangement, exchange offer or similar transaction of the Company or any of its subsidiaries or the sale, transfer or other disposition of all or substantially all of the Company’s Assets (any of which a “Corporate Transaction”), unless, following such Corporate Transaction or series of related Corporate Transactions, as the case may be, (A) all of the individuals and entities (which, for purposes of this Agreement, shall include, without limitation, any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity) who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of, respectively, the then outstanding common shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or other governing body), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s Assets either directly or through one (1) or more subsidiaries or entities) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Corporate Transaction or any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the entity resulting from such Corporate Transaction or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Corporate Transaction and (C) at least two-thirds (2/3) of the members of the board of directors (or other governing body) of the entity resulting from such Corporate Transaction were members of the Incumbent Board at the time of the approval of such Corporate Transaction; or
          (iv) Approval or adoption by the Board of Directors or the shareholders of the Company of a plan or proposal which could result directly or indirectly in the liquidation, transfer, sale or other disposal of all or substantially all of the Company’s Assets or the dissolution of the Company.
     (f) “Company” shall mean Weatherford International Ltd. or any successor to Weatherford International Ltd., including but not limited to any Entity into which Weatherford International Ltd. is merged, consolidated or amalgamated, or any Entity otherwise resulting from a Corporate Transaction.
     (g) “Company’s Assets” shall mean the assets (of any kind) owned by the Company, including, without limitation, the securities of the Company’s Subsidiaries and any of the assets owned by the Company’s Subsidiaries.
     (h) “Disability” shall mean the absence of the Executive from performance of the Executive’s duties with the Company on a substantial basis for one hundred twenty (120) calendar days as a result of incapacity due to mental or physical illness.
     (i) “Employment Period” shall mean the period commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the date one year after the Effective Date, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the “Renewal Date”), unless previously terminated, the Employment Period shall be automatically extended so as to terminate three (3) years after such Renewal Date, unless at least sixty (60) days prior to the Renewal Date the Company shall give notice to the Executive that the Employment Period shall not be so extended.
     (j) “Entity” shall mean means any corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or other business entity.
     (k) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
     (l) “Good Reason” shall mean the occurrence of any of the following:
          (i) the assignment to the Executive of any position, authority, duties or responsibilities that are not materially consistent with the Executive’s position (including status, offices and titles), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company or any Subsidiary which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company after receipt of notice thereof given by the Executive;
          (ii) any failure by the Company or any Subsidiary to comply with any of the provisions of this Agreement (including, without limitation, its obligations under Section 3(a)) (including, for example and without limitation, assignment of the Executive to a Chief Compliance Officer position not reporting directly to the Chief Executive Officer and Board of Directors of the ultimate publicly-traded parent company as it may in the future exist) or any other agreements between the Executive and the Company or any Subsidiary, other than any failure not occurring in bad faith and which is remedied by the Company, or a Subsidiary, as appropriate, after receipt of notice thereof given by the Executive;

          (iii) any failure by the Company or any Subsidiary to continue to provide the Executive with benefits enjoyed by the Executive at any time prior to such failure under any of the Company’s or any Subsidiary’s compensation, bonus, retirement, pension, savings, life insurance, medical, health and accident, or disability plans, or the taking of any other action by the Company which would directly or indirectly reduce any of such benefits or deprive the Executive of any fringe benefits or perquisites enjoyed by the Executive at any time prior to such action;
          (iv) the Company’s or any Subsidiary’s requiring the Executive to be based at any office or location other than as provided in Section 3(a)(i) hereof, unless otherwise agreed, or the Company’s or any Subsidiary’s requiring the Executive to travel on business more than 50% of the working days in any given quarter;
          (v) any purported termination by the Company or any Subsidiary of the Executive’s employment (including, without limitation, any secondment of the Executive without the Executive’s prior express agreement in writing);
          (vi) any failure by the Company to comply with and satisfy Section 9(b) of this Agreement;
          (vii) failure of the Company (including any successor) to agree, execute and enter into a new employment agreement with the Executive prior to the termination or expiration of this Agreement, with such employment agreement having the same terms and conditions as existed in agreements between the Company and its officers prior to December 30, 2008, and incorporating such terms and conditions that are more favorable to the Executive from all agreements existing after January 1, 2009; or
          (viii) in connection with, as a result of, or following a Change of Control, the giving of notice to the Executive that the Employment Period shall not be extended.
     In the event of a Change of Control or other Corporate Transaction in which the Company’s common shares may cease to be publicly traded, following the Change of Control or the consummation of such other Corporate Transaction, “Good Reason” shall be deemed to exist upon the occurrence of any of the events listed in clauses (i) through (vii) above and also in the event Executive is assigned to any position (including status, offices, titles and reporting requirements), authority, duties or responsibilities that are (A) not at or with the publicly-traded ultimate parent company of the successor to the Company or the corporation or other Entity surviving or resulting from such Corporate Transaction or (B) inconsistent with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a).
     For purposes of this Agreement, any good faith determination of “Good Reason” made by the Executive shall be conclusive.
     (m) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering by the Company of such securities, or (iv) a corporation or other entity owned, directly or indirectly, by the shareholders of the Company in the same proportions as their ownership of common shares of the Company.
     (n) “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the final Department of Treasury regulations issued thereunder.

     (o) “Section 409A Amounts” means those amounts that are deferred compensation subject to Section 409A.
     (p) “Separation From Service” shall have the meaning ascribed to such term in Section 409A.
2. Employment Period. The Company hereby agrees that the Company will continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement during the Employment Period. During the Employment Period, the Executive may be seconded to the employment of Weatherford U.S., L.P. (or such other affiliated entity) (the “Seconded Affiliate Company”), but without prejudice to the Company’s obligations or the Executive’s rights under this Agreement. The Executive shall carry out his/her duties as if they were duties to be performed on behalf of the Company. Each Seconded Affiliate Company shall be subject to all of the obligations and agreements of the Company under this Agreement and the Company shall be responsible for actions and inactions of the Seconded Affiliate Company. Any breach or failure to abide by the terms and conditions of this Agreement by a Seconded Affiliate Company shall be deemed to constitute a breach or failure to abide by the Company.
3. Terms of Employment.
     (a) Position and Duties.
          (i) During the Employment Period, (A) the Executive’s position (including status, offices, titles, authority, duties and responsibilities) shall be Chief Compliance Officer of the Company, (B) the Executive’s services shall be performed principally in Washington D.C. or such other location as the Executive and the Company shall mutually agree, (C) the Executive shall report directly to the Chief Executive Officer of the Company and (D) the Executive shall deliver quarterly compliance reports to the Company’s Audit Committee.
          (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) remain as a partner of Fulbright, (B) serve on corporate, civic or charitable boards or committees, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions and (D) manage personal investments, so long as such activities in clause (A), (B), (C) and (D) together do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that such activities have been conducted by the Executive prior to the date hereof, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the date hereof shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.
     (b) Compensation.
          (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary no less than the amount specified in the offer letter dated February 16, 2009 (“Annual Base Salary”), which shall be paid at a monthly rate. During the Employment Period, the Annual Base Salary shall be reviewed no more than twelve (12) months after the last salary increase awarded to the Executive prior to the date hereof and thereafter at least annually; provided, however, that a salary increase shall not necessarily be awarded as a result of such review. Any increase in Annual Base Salary may not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase. The term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.
          (ii) Annual Bonus. The Executive shall be eligible for an annual bonus for each fiscal year ending during the Employment Period on the same basis as other officers under the Company’s annual incentive program. Each such Annual Bonus shall be paid no later than 2-1/2 months after the fiscal year for which the Annual Bonus is awarded. For the first three years of this Agreement, with respect to any fiscal year in which the Executive is no longer a partner of Fulbright, the Annual Bonus shall equal at least 50% of the Executive’s Annual Base Salary (prorated for any fiscal year in which the Executive ceases to be a partner of Fulbright, with the numerator equal to the number of days in such fiscal year after the Executive ceases to be a partner of Fulbright, and the denominator of which is 365).
          (iii) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to all officers of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect on the date hereof. As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.
          (iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit and retirement plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to all officers of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under than such plans, practices, policies and programs of the Company and its affiliated companies in effect for the Executive on the date hereof.
          (v) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive on the date hereof. No amounts shall be payable under this Section 3(b)(vi) to the extent that such amounts are Section 409A Amounts.
          (vi) Vacation. During the Employment Period, the Executive shall be entitled to at least four (4) weeks paid vacation or such greater amount of paid vacation as may be applicable to the officers of the Company and its affiliated companies.
          (vii) Deferred Compensation Plan. During the Employment Period, the Executive shall be entitled to continue to participate in any deferred compensation or similar plans in which officers of the Company and its affiliated companies participate.

4. Termination of Employment.
     (a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 10(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective thirty (30) days after receipt of such notice by the Executive (the “Disability Effective Date”), provided that within the thirty (30)-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. In addition, if a physician selected by the Executive determines that the Disability of the Executive has occurred, the Executive (or his representative) may provide the Company with written notice in accordance with Section 10(b) of this Agreement of the Executive’s intention to terminate his employment. In such event, the Disability Effective Date shall be thirty (30) days after receipt of such notice by the Company.
     (b) Cause. The Company may terminate the Executive’s employment during the Employment Period for Cause.
     (c) Good Reason. The Executive’s employment may be terminated by the Executive at any time during the Employment Period for Good Reason.
     (d) Notice of Termination. Any termination during the Employment Period by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b) of the Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date, in the case of a notice by the Company, shall be not more than 30 days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.
     (e) Date of Termination. “Date of Termination” shall mean:
          (i) if the Executive’s employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be;
          (ii) if the Executive’s employment is terminated by the Company other than for Cause, the Date of Termination shall be the date on which the Executive receives notice of such termination; and
          (iii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5. Obligations of the Company Upon Termination.
     (a) Benefit Obligation and Accrued Obligation Defined. For purposes of this Agreement, Benefit Obligation shall mean all benefits to which the Executive (or his designated beneficiary or legal representative, as applicable) is entitled or vested (or becomes entitled or vested as a result of termination) under the terms of all employee benefit and compensation plans, agreements and arrangements (collectively, “Benefit Plans”) in which the Executive is a participant as of the Date of Termination. Accrued Obligation means the sum of (1) the Executive’s Annual Base Salary through the Date of Termination for periods through but not following his Separation From Service and (2) any accrued vacation pay earned by the Executive, in each case, to the extent not theretofore paid.
     (b) Death, Disability, Good Reason or Other than For Cause. If, during the Employment Period, the Executive’s employment is terminated by reason of the Executive’s death or Disability, by the Company for any reason other than for Cause or by the Executive for Good Reason:
          (i) The Company shall pay to the Executive (or Executive’s heirs, beneficiaries or representatives as applicable) in a lump sum in cash within thirty (30) days after the Date of Termination the Accrued Obligation; and
          (ii) The Company shall pay or cause the Executive to be paid the Benefit Obligation at the times specified in and in accordance with the terms of the applicable Benefit Plans.
     (c) Cause. If the Executive’s employment is terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than the obligation to pay to the Executive (x) the Accrued Obligation and (y) the Benefit Obligation in accordance with the terms of the applicable Benefit Plans.
     (d) Termination by Executive Other Than for Good Reason. If the Executive voluntarily terminates his employment during the Employment Period for any reason other than for Good Reason, the Executive’s employment shall terminate without further obligations to the Executive, other than for payment of the Accrued Obligation and the Benefit Obligation and the rights provided in Section 6. In such case, the Accrued Obligation shall be paid to the Executive in a lump sum in cash within thirty (30) days after the Date of Termination and the Benefit Obligation shall be paid in accordance with the terms of the applicable Benefit Plans.
6. Other Rights.
     (a) Except as provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Except as otherwise provided herein, amounts which are vested benefits, which vest according to the terms of this Agreement or which the Executive is otherwise entitled to receive under any of the Benefit Plans or any other plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement.

7. Full Settlement.
     (a) No Rights of Offset. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.
     (b) No Mitigation Required. The Company agrees that, if the Executive’s employment with the Company terminates, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.
8. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies, provided that it shall not apply to information which is or shall become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement), information that is developed by the Executive independently of such information, or knowledge or data or information that is disclosed to the Executive by a third party under no obligation of confidentiality to the Company. After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provision of this Section 8 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. Further, notwithstanding the foregoing provisions of this Section, Executive shall be entitled to and shall disclose and discuss any secret or confidential information, knowledge or data acquired by Executive to and with outside counsel for the Company or its Affiliates (including, without limitation, other partners or attorneys associated with Fulbright while Fulbright is serving as outside counsel for the Company or its Affiliates) in any instance when Executive determines, in the good faith judgment of Executive, that such disclosure or discussion is necessary or appropriate.
9. Successors.
     (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
     (b) In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, amalgamation, scheme of arrangement, exchange offer, operation of law or otherwise (including any purchase, merger, amalgamation, Corporate Transaction or other transaction involving the Company or any subsidiary or Affiliate of the Company), to all or substantially all of the Company’s business and/or Company’s Assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive were to terminate the Executive’s employment for Good Reason after a Change of Control, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as provided above.

10. Miscellaneous.
     (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICT OF LAWS. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	William B. Jacobson
3209 Stephenson Place, NW
Washington, DC 20015

If to the Company:	Weatherford International Ltd.
Alpenstrasse 15
6304 Zug
Switzerland
Attn: Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.
     (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
     (d) The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (e) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right to the Executive or the Company may have hereunder, including without limitation, the right of the Executive to terminate employment for Good Reason shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     (f) This Agreement, the Agreement entered into on or about the same date between Executive and Weatherford International, Inc., the offer letter dated February 16, 2009 as amended on March 18, 2009, and the Indemnification Agreements between Executive and Weatherford International, Inc. and Weatherford International Ltd. constitute the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements between the parties relating to the subject matter hereof, including, without limitation, the Prior Agreements.
     IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

/s/ WILLIAM B. JACOBSON
William B. Jacobson

WEATHERFORD INTERNATIONAL LTD.

By:	/s/ BERNARD J. DUROC-DANNER

Bernard J. Duroc-Danner
Chairman, President & Chief Executive Officer